Exhibit 99.1

Contact: Adam Hollingsworth

(904) 359-3161

CSX REPORTS SECOND-QUARTER EARNINGS
Surface Transportation Units Achieve Revenue and Volume Records

     JACKSONVILLE, Fla., July 28, 2004 – CSX Corporation (NYSE: CSX) today reported its financial results for the second quarter of 2004.

•	Second-quarter net earnings were $119 million, or 55 cents per share, including a $9 million, or 5 cents per share, after-tax charge relating to company’s management restructuring;

•	Consolidated operating income was $291 million, up $6 million versus 2003;

•	Second-quarter Surface Transportation, including rail and intermodal units, revenue of $1.99 billion was an all-time high on record volume, increasing $108 million quarter over quarter;

•	In the quarter, merchandise revenue was up 7% and coal revenue was up 6%, on strong yield and volume

     Michael J. Ward, CSX chairman and chief executive officer said, “This is the third quarter in a row that we’ve delivered record setting Surface Transportation revenue, reflecting strong economic growth and high transportation demand.

     “We are taking actions to improve our service and deliver more to the bottom line. Our management restructuring and organizational streamlining is now complete. We’re adding operating resources to meet continued, expected demand. Our network redesign is underway to improve efficiency and reduce car miles and terminal handlings. Together, these efforts will improve the productivity of our operations, while generating the service our customers deserve and the financial results each of us expect.”

     For the second quarter, CSX reported net earnings of $119 million, or 55 cents per share, versus $127 million, or 59 cents per share in 2003. The second quarter of 2004 included an after-tax charge of $9 million, or 5 cents per share, related to the Company’s management restructuring initiatives. Excluding the current restructuring charge, second quarter 2004 net earnings would have been $128 million, or 60 cents per share.

     Surface Transportation operating income was $280 million, up $21 million from the prior year quarter. Surface Transportation revenue of $1.99 billion drove the increase in operating income. On a consolidated basis, operating revenue was $2.03 billion versus $1.94 billion a year ago.

     Ward added, “Looking ahead, we expect to see continued strong volumes across most of our markets, in line with economic growth projections for the balance of the year.

“In addition, the company’s continued roll out of our new operating plan will drive improvement in our service quality and an increase in capacity through increased asset utilization and improved network fluidity.”

     CSX Corporation, based in Jacksonville, Fla., operates one of the largest rail networks in the United States and also provides intermodal and international terminal management services. More information about the company is available at its Internet address: www.csx.com.

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     This press release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

     Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the Company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the Company. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the Company’s website at www.csx.com.

CSX Corporation and Subsidiaries	Quarterly Flash

CONSOLIDATED INCOME STATEMENTS
(Dollars in Millions, Except Per Share Amounts)

		(Unaudited)
		Quarters Ended		Six Months Ended
		June 25,	June 27,	June 25,	June 27,
		2004	2003	2004	2003
Revenue	Operating Revenue	$2,033	$1,942	$3,996	$3,958
and Expense	Operating Expense	1,742	1,657	3,544	3,496

	Operating Income	291	285	452	462
	Other Income	2	19	(8)	9
	Interest Expense	109	105	217	208

Earnings	Earnings Before Income Taxes and Cumulative Effect of Accounting Change	184	199	227	263
	Income Tax Expense	65	72	78	94

	Earnings Before Cumulative Effect of Accounting Change	119	127	149	169
	Cumulative Effect of Accounting Change - Net of Tax	—	—	—	57

	Net Earnings	$119	$127	$149	$226

Per Common	Earnings Per Share, Assuming Dilution:
Share	Before Cumulative Effect of Accounting Change	$0.55	$0.59	$0.69	$0.79
	Cumulative Effect of Accounting Change	—	—	—	0.26

	Net Earnings	$0.55	$0.59	$0.69	$1.05

	Average Diluted Common Shares Outstanding (Thousands)	215,149	214,297	215,151	214,230

	Cash Dividends Paid Per Common Share	$0.10	$0.10	$0.20	$0.20

CSX Corporation and Subsidiaries	Quarterly Flash

CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

		(Unaudited)
		June 25,	Dec. 26,
		2004	2003
Assets	Current Assets
	Cash, Cash Equivalents and Short-term Investments	$728	$368
	Accounts Receivable - Net	1,215	1,163
	Materials and Supplies	174	170
	Deferred Income Taxes	128	136
	Other Current Assets	129	66

	Total Current Assets	2,374	1,903

	Properties	19,719	19,267
	Accumulated Depreciation	5,825	5,537

	Properties - Net	13,894	13,730

	Investment in Conrail	4,691	4,678
	Affiliates and Other Companies	505	515
	Other Long-term Assets	988	934

	Total Assets	$22,452	$21,760

Liabilities	Current Liabilities
	Accounts Payable	$863	$827
	Labor and Fringe Benefits Payable	395	397
	Casualty, Environmental and Other Reserves	284	280
	Current Maturities of Long-term Debt	110	426
	Short-term Debt	704	2
	Income and Other Taxes Payable	126	123
	Other Current Liabilities	111	155

	Total Current Liabilities	2,593	2,210
	Casualty, Environmental and Other Reserves	816	836
	Long-term Debt	6,901	6,886
	Deferred Income Taxes	3,881	3,752
	Other Long-term Liabilities	1,592	1,623

	Total Liabilities	15,783	15,307

Shareholders’ Equity	Common Stock, $1 Par Value	216	215
	Other Capital	1,591	1,579
	Retained Earnings	5,065	4,957
	Accumulated Other Comprehensive Loss	(203)	(298)

	Total Shareholders’ Equity	6,669	6,453

	Total Liabilities and Shareholders’ Equity	$22,452	$21,760

CSX Corporation and Subsidiaries	Quarterly Flash

CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in Millions)

		(Unaudited)
		Six Months Ended
		June 25,	June 27,
		2004	2003
Operating Activities	Net Earnings	$149	$226
	Adjustments to Reconcile Net Earnings to Net Cash Provided:
	Depreciation	332	322
	Deferred Income Taxes	67	98
	Cumulative Effect of Accounting Change - Net of Tax	—	(57)
	Restructuring Charge	74	—
	Other Operating Activities	(44)	16
	Changes in Operating Assets and Liabilities:
	Accounts Receivable	(47)	(65)
	Termination of Sale of Receivables Program	—	(380)
	Other Current Assets	(18)	(42)
	Accounts Payable	31	(15)
	Other Current Liabilities	(25)	(138)

	Net Cash Provided (Used) by Operating Activities	519	(35)

Investing Activities	Property Additions	(484)	(479)
	Net Proceeds from Divestitures	—	214
	Short-term Investments - Net	(75)	—
	Other Investing Activities	(37)	(20)

	Net Cash Used by Investing Activities	(596)	(285)

Financing Activities	Short-term Debt - Net	702	561
	Long-term Debt Issued	62	83
	Long-term Debt Repaid	(379)	(218)
	Dividends Paid	(43)	(43)
	Other Financing Activities	3	(16)

	Net Cash Provided by Financing Activities	345	367

Cash, Cash Equivalents	Net Increase (Decrease) in Cash and Cash Equivalents	268	47
and Short-term Investments	Cash and Cash Equivalents at Beginning of Period	296	127

	Cash and Cash Equivalents at End of Period	564	174
	Short-term Investments at End of Period	164	137

	Cash, Cash Equivalents and Short-term Investments at End of Period	$728	$311

Notes to Consolidated Financial Statements

     (a) Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” was issued in 2001. In conjunction with the group-life method of accounting for asset costs, the Company historically accrued crosstie removal costs as a component of depreciation, which is not permitted under SFAS 143. With the adoption of SFAS 143 in fiscal year 2003, CSX recorded pretax income of $93 million, $57 million after tax, or 26 cents per share, as a cumulative effect of an accounting change in the first quarter, representing the reversal of the accrued liability for crosstie removal costs. The adoption of SFAS 143 did not have a material effect on prior reporting periods, and the Company does not believe it will have a material effect on future earnings.

     (b) In February 2003, CSX conveyed most of its interest in its domestic container-shipping subsidiary, CSX Lines LLC (“CSX Lines”), to a new venture formed with the Carlyle Group for approximately $300 million (gross cash proceeds of approximately $240 million, $214 million net of transaction costs, and $60 million of securities). CSX Lines was subsequently renamed Horizon Lines LLC (“Horizon”). A deferred pretax gain of approximately $127 million as a result of the transaction will be recognized over the 12-year sub-lease term. Horizon subleased equipment from certain affiliates of CSX covering the primary financial obligations related to $300 million of vessel and equipment leases under which CSX or one of its affiliates will remain a lessee or guarantor. During the third quarter of 2003, CSX received a $15 million payment from Horizon Lines, which included $3 million of interest, in return for a portion of its investment in Horizon. On July 7, 2004, Horizon completed a merger with a third party, and CSX received $59 million, which included $52 million for the purchase of its ownership interest in Horizon and a performance payment of $7 million. However, CSX or one of its affiliates will continue to remain a lessee or guarantor on certain vessels and equipment as long as the subleases remain in effect.

     (c) In the second quarter of 2004, the Company recorded a charge of $15 million pretax, $9 million after tax, 5 cents per share, for separation expenses related to the management restructuring announced in November 2003 at Surface Transportation. The six months ended June 25, 2004, include restructuring charges at Surface Transportation and International Terminals of $74 million pretax, $46 million after tax, 22 cents per share.

     (d) In the first quarter of 2004, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities.” Therefore, the Company consolidated Four Rivers Transportation (“FRT”), a short-line railroad, which was previously accounted for under the equity method. The second quarter of 2004 includes revenues, operating expenses and after-tax income of approximately $16 million, $8 million and $2 million for FRT, respectively. The six months ended June 25, 2004, include revenues, operating expenses, and after-tax income of approximately $30 million, $18 million, and $3 million, respectively. The quarter and six months ended June 27, 2003, includes net equity earnings of FRT of approximately $1 million and $2 million, respectively, (included in other income).